UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2005
Knova Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30277	25-1647861

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10201 Torre Avenue, Suite 350 Cupertino, CA	95014

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 863-5800

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations.

Item 1.01	Entry into a Material Definitive Agreement.
On December 21, 2005, Knova Software, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Agreement”) with Silicon Valley Bank (the “Bank”). The Agreement provides for the Bank to make advances to the Company until December 19, 2007, of up to $4,000,000 in the aggregate, as a revolving facility and to provide an equipment loan of up to $500,000. As part of the revolving loan, the Bank may issue up to $3,000,000 in aggregate of letters of credit, provide cash management services and provide entry into foreign exchange forward contracts. Pursuant to the Agreement, the loans will bear interest at the prime rate plus one-half to one percentage point, depending on the Company’s quick asset ratio. All loans under the Agreement will be due by December 19, 2007, unless accelerated or otherwise paid prior to that time. The Company’s obligations under the Agreement are secured by certain assets of the Company (excluding its intellectual property) and the Company has agreed not to pledge its intellectual property rights during the term of the loan.
The Company is subject to customary affirmative and negative covenants under the Agreement, including restrictions on the ability to incur additional indebtedness and maintenance of a minimum tangible net worth.
The Agreement includes customary events of default, including bankruptcy events, entry of judgments against the Company and occurrence of material adverse changes. Upon the occurrence of an event of default, the Bank may cease to provide advances.

Section 2	Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, Knova Software, Inc. has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2005	KNOVA SOFTWARE, INC.

	By: Name: Title:	/s/ Thomas Muise Thomas Muise Chief Financial Officer

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